CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Daily Net Asset Value Trust, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Daily Net Asset Value Trust Announces

its Fourth Quarter Acquisitions Activity

New York, New York, January 2, 2013 ˗ American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company” or “ARC DNAV”) today announced its fourth quarter acquisitions which included two properties located in two states at an aggregate contract purchase prices of $2.2 million. The Company’s acquisitions increased its portfolio size to eight properties located in seven states with 166,264 total rentable square feet, purchased at an aggregate contract purchase price of $27.4 million. ARC DNAV continues to build a diversified portfolio of single tenant properties that are double and triple net leased to investment grade and other creditworthy tenants. The Company’s portfolio, as of December 31, 2012, is 100% leased to investment grade tenants.

“ARC DNAV continues to build a diverse net lease portfolio that is substantially leased to investment grade tenants,” added Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARC DNAV. Mr. Schorsch continued, “We have seen steady growth in our portfolio that continues to reflect our dedication to acquiring properties in line with our investment objectives.”

Important Notice

ARC DNAV is a publicly registered, non-traded real estate investment program. Additional information about ARC DNAV can be found on its website at www.arcdailynav.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.